Exhibit 10.05

The Andersons, Inc.
Change in Control and Severance Policy
Effective December 1, 2020
1.PHILOSOPHY AND PURPOSE
The Andersons, Inc., (the “Company”) wishes to recognize the value of past and future services contributed by members of Company Staff and other key employees (the “Participant”), and recognizes that if a Change in Control occurred, the resulting uncertainty regarding the consequences of such event could adversely affect the Company’s ability to attract, retain and motivate its key talent. In addition to Change in Control situations, the Company recognizes the difficulty its key employees would have in obtaining comparable employment if their employment were involuntarily terminated. The Company believes that the existence of this Change in Control and Severance Policy (“Policy”) will serve as an incentive to its key talent to remain in the employ of the Company and would assure the key talent’s objectivity in evaluating a potential Change in Control and advising as to whether it is in the best interests of the Company and its shareholders. In consideration of the protection and other benefits that the Company is providing under this Policy, which is effective December 1, 2020, the Company further requires the Participant to make certain important commitments to the Company.

2.DEFINITIONS
Capitalized terms used in this Policy shall have the meanings set forth in this Section 2 below, unless the context clearly requires a different meaning.

“AIP” means the Annual Incentive Plan of the Company, any successor plans thereto, or any other bonus plan of the Company in which a Participant is participating in lieu of the AIP.
“Award” means any award under the LTICP of any stock option, stock appreciation right, restricted stock award, performance award, other stock-based award or other cash-based award granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

“Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award under the LTICP.

“Base Salary” means, with respect to any Participant, his or her annual base salary as in effect at the time of his or her Separation from Service; provided, however, that if a Participant terminates his or her service for Good Reason following a reduction in the Participant’s base salary, then for purposes of Sections 4 and 5, Base Salary shall mean his or her base salary as in effect immediately prior to any such reduction.

“Board” means the Board of Directors of the Company.

“Cause” shall mean (a) a willful, material and substantive breach of written Company policy, which breach is not cured by the Participant within a reasonable time after receipt of written notice from the Company specifying the breach; (b) a willful, intentional and substantive breach of fiduciary duty to the Company or any of its affiliates involving personal gain or profit to the Participant; (c) other employment engaged in by the Participant that substantially impairs the Participant’s ability to perform
This agreement applies to individuals designated as Executive Officers on or after October 1, 2020. Those designated prior to that date remain covered under Exhibit 10.35 of the Form 10‑K for the year ended December 31, 2018.

Exhibit 10.05
his/her obligations, for which consent of the Company was not previously obtained; and (d) conviction of the Participant of any felony or crime of moral turpitude, or any intentional crime in the conduct of his/her office with the Company or any affiliate, which is materially adverse to the welfare of the Company or any affiliate, but excluding any conviction which is not the result of any action or inaction by the Participant for his or her personal gain, or in willful violation of law or Company policy.
For purposes of this definition, no act, or failure to act shall be deemed “willful” if done or omitted to be done by the Participant in good faith and in the reasonable belief that such act or omission was in the best interest of the Company.

“Change in Control” shall mean a Change in Control as defined in Section 11.2 of the LTICP, or any successor plan thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means The Andersons, Inc. and includes all persons with whom the Company would be considered a single employer under Code Section 414(b) or (c).

“Committee” means the Compensation Committee of the Board.

“Eligible Participant” shall mean (a) the President and Chief Executive Officer; (b) Business Group Presidents; (c) Corporate Vice Presidents and Officers; and (d) any individual designated by the Chief Executive Officer and approved by the Committee for participation in the Policy.

“Good Reason” shall mean (a) a material diminution in the Participant’s annual base salary or annual incentive plan; or (b) a material diminution in the Participant’s authority, duties, or responsibilities; or (c) relocation of the Participant’s primary work location by more than 35 miles from its then current location. The Participant must give the Company written notice of the Participant’s intention to terminate for Good Reason within ninety (90) days following the occurrence of the event the Participant believes constitutes Good Reason. The Company shall have thirty (30) days from the date of receipt of such written notice from a Participant alleging that a Good Reason condition exists, to remedy or dispute the Good Reason condition. If the Company fails to remedy the Good Reason condition prior to the end of such period, the Participant must actually terminate employment within thirty (30) days following the end of such cure period, otherwise the Participant shall be deemed to have waived such specific instance of Good Reason.

“Health Benefits” shall mean the medical, prescription drug, dental, and any other related benefit plans sponsored by the Company that may be in effect upon the Qualifying Termination.

“Involuntary Separation from Service” means Separation from Service due to the independent decision of the Company to terminate the Participant’s services, other than due to the Participant’s explicit request, when the Participant was willing and able to continue performing services.

“LTICP” means The Andersons, Inc. 2019 Long-Term Incentive Compensation Plan, and any successor plans thereto.

Exhibit 10.05
“Participant” has the meaning set forth in Section 3.

“Participation Agreement” means the written agreement executed by the Participant acknowledging the Participant’s commitments to the Company and specifying the terms and conditions set forth by the Committee for payments to which the Participant is entitled pursuant to this Policy.

“Qualifying Termination” means (a) Involuntary Separation from Service other than for Cause; or (b) Separation from Service for Good Reason. Participant will not be deemed to have incurred a Qualifying Termination unless Participant timely executes a release of claims in a form substantially similar to the form attached as Exhibit B hereto (the “Release”) following the Participant’s Separation from Service.

“Separation from Service” means the date of the Participant’s termination of employment with the Company, whether voluntary, or involuntary, including, without limitation, by death, or retirement.

“Target Annual Bonus” means, with respect to any Participant, his or her total target annual bonus under the AIP in effect at the time of his or her Separation from Service; provided, however, that if a Participant terminates his or her service for Good Reason following a reduction in the Participant’s base salary or target annual bonus, then for purposes of Section 4, Target Annual Bonus means his or her target annual bonus under the AIP in effect immediately prior to any such reduction. If a Participant participates in another bonus plan in lieu of the AIP, then for purposes of Section 4 Target Annual Bonus means the total target annual bonus under the AIP for the Participant’s level of responsibility.

3.PARTICIPATION
Once selected and approved, the Eligible Participant shall become a Participant upon completion of the Participation Agreement which shall include the Covenants attached as Exhibit A.

4.CASH SEVERANCE, BENEFITS, AND TREATMENT OF OUTSTANDING LTICP
    AWARDS (CHANGE IN CONTROL)
A Participant who experiences a Qualifying Termination within two (2) years following or within three (3) months prior to a Change in Control, shall be entitled to cash severance (as defined below), plus the benefits provided in Sections 7 and 8, plus the right to vest in any outstanding Awards as described in Section 9.

(a)Benefit Period. The President and Chief Executive Officer, Business Group Presidents, Corporate Vice Presidents, and Officers shall receive cash severance for a benefit period of two (2) years. All other Eligible Participants shall receive cash severance for a benefit period of one (1) year.
(b)Computation of Cash Severance. The Participant’s total cash severance shall be equal to the sum of (i) Participant’s Base Salary for the applicable benefit period (defined in Section 4(a) and the Participation Agreement), plus (ii) Participant’s Target Annual Bonus prorated for the applicable benefit period, plus (iii) Participant’s Target Annual Bonus prorated for the period beginning on the first day of the current bonus year and ending on the date of the Qualifying Termination.
(c)Payment of Cash Severance. The Company shall pay the total cash severance defined in Section 4(b) to the Participant in a single lump sum. With respect to a Qualifying Termination within two (2) years following a Change in Control, payment shall be made within thirty (30) days of the date of the Participant’s Qualifying Termination, provided that in the event this thirty (30) days spans two calendar years, payment shall be made in the second calendar year. With respect to a Qualifying Termination

Exhibit 10.05
within three (3) months prior to a Change in Control, payment shall be made within thirty (30) days of the date of the Change in Control, provided that in the event this thirty (30) days spans two calendar years, payment shall be made in the second calendar year, and provided further that any payments made pursuant to a Qualifying Termination described in Section 5 will be offset so as not to duplicate benefits.
(d)No AIP Bonus in Final Year of Employment. A Participant who receives cash severance under this Section 4 shall forfeit any right to an AIP bonus based on actual results for the year in which the Qualifying Termination occurred.

5.CASH SEVERANCE AND BENEFITS (OTHER THAN CHANGE IN CONTROL)
A Participant who experiences a Qualifying Termination, other than in connection with a Change in Control pursuant to Section 4, shall be entitled to cash severance (as defined below), his or her final AIP bonus for the current bonus year prorated to the date of the Qualifying Termination, plus the benefits provided in Sections 7 and 8.

(a)Benefit Period. The President and Chief Executive Officer, Business Group Presidents, Corporate Vice Presidents, and Officers shall receive cash severance for a benefit period of one (1) year. All other Eligible Participants shall receive cash severance as defined in the Participant’s Participation Agreement not to exceed one (1) year.
(b)Computation of Cash Severance. The Participant’s cash severance shall be equal to the sum of Participant’s Base Salary prorated for the applicable benefit period (defined in Section 5(a)).
(c)Payment of Cash Severance. The Company shall pay the cash severance defined in Section 5(b) to the Participant in a single lump sum. Payment shall be made within thirty (30) days of the Participant’s Qualifying Termination, provided that in the event this thirty (30) days spans two calendar years, payment shall be made in the second calendar year.
(d)Payment of Final AIP Bonus. In addition to Cash Severance, Participant shall be paid his or her annual bonus determined under the AIP for the year of the Qualifying Termination prorated for the period beginning on the first day of the current bonus year and ending on the date of the Qualifying Termination. The annual bonus shall be determined consistent with the formulas used for all active AIP participants and paid no later than March 15 following the end of the current bonus year.

6.CODE SECTION NET 280G BEST RESULTS
If any payment or benefit a Participant would receive from the Company pursuant to the Policy (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) reduced to the minimum extent necessary to avoid application of the Excise Tax or (y) provided to the Participant in full, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the Participant’s receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event of a reduction in benefits, the reduction shall occur in the following order: (i) benefits valued as parachute payments; (ii) any cash severance based on multiple of the Participant’s base salary and annual bonus; (iii) any other cash amounts payable to the Participant; and (iv) acceleration of vesting of any equity awards held by the Participant.

7.GROUP HEALTH BENEFITS

Exhibit 10.05
Subject to the conditions stated below, upon a Qualifying Termination, the Participant will (i) either lose their group medical health plan coverage and be offered the right to continue the same medical health benefits equivalent to those in effect immediately prior to the date of termination under COBRA continuation coverage, or (ii) if otherwise eligible, be offered continued coverage under the Company’s Retiree Health Care Plan (post-retirement medical benefits plan). If the Participant elects continuation coverage under COBRA, the Participant will be required to pay the COBRA premiums to the Company during the COBRA continuation period similar to all other employees who elect COBRA continuation coverage. If the Participant is eligible and elects coverage under the Company’s Retiree Health Care Plan, the Participant will be required to pay the premium contributions established by the Company for all other similarly situated employees who receive post-retirement medical benefits.

(a)Cash Payment to Reimburse COBRA Benefit Continuation. If the Participant will not be eligible for Retiree Health Care benefits at the time of the Qualifying Termination, the Company shall pay Participant such amount that, after all Federal, state, and local taxes on that amount, shall equal (1) the projected COBRA premiums, if any, for the COBRA coverage to be provided to Participant and Participant’s eligible family members under the Company’s plan in effect on the date the Participant’s Qualifying Termination, less (2) the projected employee contributions the Participant would pay for the same coverage as an active participant, calculated for the applicable severance benefit period. Such amount shall be paid in a single lump sum cash payment no later than thirty (30) days following the date the Qualifying Termination occurred, provided that in the event this thirty (30) days spans two calendar years, payment shall be made in the second calendar year.
(b)Cash Payments to Reimburse Retiree Health Care Plan Benefits. If the Participant will be eligible for Retiree Health Care benefits at the time of the Qualifying Termination, the Company shall pay Participant such amount that, after all Federal, state, and local taxes on that amount, shall equal (1) the projected employee premiums for the Retiree Health Care coverage to be provided to Participant and Participant’s eligible family members under the Company’s plan in effect on the date the Participant’s Qualifying Termination, less (2) the projected employee contributions the Participant would pay for the same coverage as an active participant, calculated for the applicable severance benefit period. Such amount shall be paid in a single lump sum cash payment no later than thirty (30) days following the date the Qualifying Termination occurred, provided that in the event this thirty (30) days spans two calendar years, payment shall be made in the second calendar year.

8.OUTPLACEMENT BENEFITS
A Participant who is entitled to Payment under Sections 4 or 5 shall be offered the services of a professional outplacement counseling firm, and such services shall be paid for by the Company. The Company shall determine the nature of such services, cost of the services and the duration of such services which shall not extend beyond the last day of the first taxable year following the year of the Qualifying Termination.

9.TREATMENT OF OUTSTANDING LTICP AWARDS
For purposes of vesting in any outstanding LTICP Award, a Participant who is entitled to Payment under Section 4 or 5 of this Policy shall be deemed to have experienced a Qualifying Termination for purposes of any outstanding LTICP Award Agreement and shall be entitled to accelerated vesting with respect to such Award to the extent described in the Award Agreement setting forth the terms and conditions applicable to such Award.

10.PAYMENTS PAYABLE TO ESTATE
In the event that any Participant to whom any cash payment is payable under the Policy dies before receiving such payment, such payment shall be paid to Participant’s estate. The Company will

Exhibit 10.05
make a determination of the identity of the estate in good faith, and its determination and payment will be final. The Company will not be a party to any dispute regarding the identify of the estate or its beneficiaries.

Exhibit 10.05
11.IMPACT ON OTHER COMPENSATION AND BENEFIT PROGRAMS
There will be no duplication between payments made under this Policy and any payment or benefit under any other plan, program, agreement, or arrangement. Except as otherwise specifically provided for herein, payments under this Policy will not be considered compensation for purposes of any compensation, deferred compensation, insurance, pension, savings, or other benefit plan.

12.ARBITRATION
Subject to the Company’s right to seek injunctive relief under the Covenants Agreement (Exhibit A) of this Policy, all disputes arising out of or relating to this Policy or to Participant’s employment or the termination thereof, will be resolved by final and binding arbitration in Maumee, Ohio, conducted by the American Arbitration Association under the Federal Arbitration Act in accordance with its Employment Dispute Resolution Rules then in effect. This paragraph will apply both during and after termination of the employment relationship. Either party will have the right to enforce this Policy to arbitrate in either federal or state court. The arbitrator’s fees and expenses shall be payable by the Company.
All proceedings and documents prepared in connection with any arbitration under this Policy will be confidential information and, unless otherwise required by law, the contents or subject matter thereof will not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of an arbitration award is sought, the court and court staff hearing such matter.
Should a dispute under this Policy be submitted to arbitration and the Participant prevails in that arbitration, Participant will be entitled to recover reasonable expenses incurred in connection with that arbitration, including but not limited to reasonable attorneys' fees. Should the Company prevail, or should any financial award determined by the arbitrator be between the respective amounts sought by the Company and the Participant, each party will pay its own costs.

13.COVENANTS
During Participant’s role with the Company, Participant will have access to confidential and proprietary information, and Participant’s access to such information is intrinsic to, and essential to the success of his or her employment by the Company. In consideration of Participant’s access to such information, continued employment with the Company, and benefits provided for under the Policy, the Participant shall be required to follow the Covenants set forth in Exhibit A.

14.GOVERNING LAW
The provisions of the Policy shall be governed by and construed in accordance with the applicable provisions of the Code and the laws of the State of Ohio.

15.NOTICES
Any notices under this Policy that are required to be given to the Company will be addressed to (i) the Head of Human Resources; (ii) the General Counsel; or (iii) any other administrative agent designated by the Company, at The Andersons, Inc., P.O. Box 119, 1947 Briarfield Blvd., Maumee, OH 43537.

16.PAYROLL TAXES
Any payment required or permitted to be made or given to the Participant under this Policy shall be subject to the withholding and other requirements of applicable laws, and to the deduction requirements of any benefit plan maintained by Company in which the Participant is a participant and to

Exhibit 10.05
all reporting, filing, and other requirements in respect of such payments, and Company shall use its best efforts to promptly satisfy all such requirements.

17.COMPLIANCE WITH SECTION 409A OF THE CODE
Cash Severance and benefits paid under this Policy are intended to be administered to meet the exemption requirements of Code Section 409A and the regulations thereunder so that the Cash Severance and benefit payments do not provide for the deferral of compensation. If the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a Separation from Service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such Separation from Service of the Participant, and (B) the date of the Participant’s death, to the extent required under Code Section 409A.

18.SUCCESSORS AND ASSIGNS
(a)Successors of the Company. The Company will require any assignee or successor corporation or organization resulting from the merger, consolidation, reorganization, Change in Control, or otherwise, to absolutely an unconditionally assume and agree to administer and uphold this Policy in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.
If such successor corporation or organization refuses to uphold this Policy to the same extent or better, Company shall provide immediate payment in a single lump sum cash payment to Participant of the value of the cash severance and benefits provided in Sections 4, 5, 7, and 8 of this Policy, as applicable, regardless of whether a Qualifying Termination has occurred. Such payment shall be made no later than thirty (30) days following the effective date the successor refuses to uphold the provisions of this Policy provided that in the event this thirty (30) days spans two calendar years, payment shall be made in the second calendar year.
(b)Heirs and Representative of Participant. This Policy shall inure to the benefit of and be enforceable by the Participant’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

19.ADMINISTRATION
The Policy shall be administered by the Committee. All decisions, actions, or interpretations of the Committee under the Policy shall be final, conclusive and binding upon all parties, subject to the provisions of Section 11. After a Change in Control, all powers of the Committee under this Policy shall be exercised solely by the Committee as it was constituted immediately prior to such Change in Control. Upon the expiration of two (2) years following a Change in Control, Sections 5, 7, 8, and 9 shall be administered by the group appointed by the successor company for administration of this Policy.

20.MODIFICATION AND AMENDMENT
This Policy may be modified, amended, or superseded only by a supplemental written agreement, subject to the provisions of Section 18, signed with the same formality as this Policy by Participant and by the Company.

Exhibit 10.05
Change in Control and Severance Policy
Effective December 1, 2020

EXHIBIT A

COVENANTS

In your role with the Company (which, for purposes of these Covenants includes the Company, its subsidiaries, affiliates, related entities, and successors), you will have access to confidential and proprietary information, and your access to such information is intrinsic to, and essential to the success of, your employment by the Company. In consideration of your access to such information, your continuing employment with the Company, and the payments and benefits provided for under Company’s Change in Control and Severance Policy (the “Policy”), you agree to the following Covenants, which you agree are reasonable and necessary for the protection of the Company's legitimate business interests, including, but not limited to, good will and information which is confidential and proprietary to the Company.

1.NONCOMPETITION AND NONSOLICITATION AGREEMENT

(a)Restricted Period. For purposes hereof the term “Restricted Period” means, the applicable benefit period under Section 4(a) or 5(a) commencing on the first day following your Qualifying Termination which results in payment of severance and benefits under the Policy.

(b)In view of your importance to the success of the Company, you and the Company agree that the Company would likely suffer significant harm from your competing with the Company during your term of employment and for a period of time thereafter. Accordingly, while employed by the Company and during the Restricted Period, you agree that you will not engage in Competitive Activities without prior written consent from the Company. Notwithstanding the preceding sentence, you will not be prohibited from engaging in activities permitted under the Company’s Standards of Business Practices, as in effect from time to time. For purposes hereof, the term “Competitive Activities” means performing the same or substantially similar job duties that you perform for the Company with a subsequent employer engaged in the same industry as any of the Company’s business segments (Trade, Ethanol, Plant Nutrient, and/or Rail as defined in the Company’s Form 10-k filed with the U.S. Security and Exchange Commission) over which you have influence or control.

(c)While employed by the Company and during the Restricted Period, you agree that you will not, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or prospective customer of the Company to whom you provided services, or for whom you transacted business, or whose identity becomes known to you in connection with your services to the Company (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Company or its affiliates or reduce or refrain from doing any business with the Company or its affiliates; or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its affiliates and any such customer or prospective customer. The term “solicit” as used in this Agreement means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of the Company and its subsidiaries.

(d)While employed by Company and during the Restricted Period, you agree that you will not, in any manner, directly or indirectly, solicit any person who is an employee of the Company or any of its affiliates to apply for or accept employment or a business opportunity with any other person or entity.

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(e)The Company and you agree that nothing herein will be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

2.CONFIDENTIAL INFORMATION

(a)You have obtained and may obtain confidential information concerning the businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non- public matters of the Company and its affiliates, and those of third-parties that is not generally disclosed to persons not employed by the Company or its subsidiaries. Such information (referred to herein as the “Confidential Information”) may have been or may be provided in written form or orally. You will not disclose to any other person the Confidential Information at any time during your employment with the Company or after the termination of your employment, provided that you may disclose such Confidential Information only to a person who is then a director, officer, employee, partner, attorney or agent of the Company who, in your reasonable good faith judgment, has a need to know the Confidential Information.

3.REMEDIES

(a)You acknowledge that a violation on your part of the Covenants section of this agreement would cause immeasurable and irreparable damage to the Company. Accordingly, you agree that notwithstanding the agreement of the parties to arbitrate disputes arising under the terms of this agreement, the Company will be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the provisions of the Covenants sections of this agreement, in addition to any other remedies it may have.

(b)In addition to the Company’s right to seek injunctive relief as set forth above, in the event that you violate the terms and conditions of this Covenants Agreement, the Company may (i) make a general claim for damages; and (ii) terminate any payments or benefits payable by Company, if applicable, to you.

(c)The Board will be responsible for determining whether you have violated this Covenants Agreement, and in the absence of your ability to show that the Board has acted in bad faith and without fair dealing, such decision will be final and binding. Upon your request, the Company will provide an advance opinion as to whether a proposed activity would violate the provisions of this Agreement.
2

Exhibit 10.05

Change in Control and Severance Policy
Effective December 1, 2020
EXHIBIT B
RELEASE OF CLAIMS

I acknowledge that I have had twenty-one (21) days to decide whether to execute this Release of Claims ("Release") and that I have been advised in writing to consult an attorney before executing this Release. I acknowledge that I have seven (7) days from the date I execute this Release to revoke my signature. I understand that if I choose to revoke this Release, I must deliver my written revocation to the Company before the end of the seven (7)-day period.

I, for myself, my heirs, successors, and assigns do hereby settle, waive, and release the Company (the “Company”) and any of its past and present officers, owners, stockholders, partners, directors, agents, employees, successors, predecessors, assigns, representatives, attorneys, divisions, subsidiaries, or affiliates from any and all claims, charges, complaints, rights, demands, actions, and causes of action of any kind of character, in contract, tort, or otherwise, based on actions or omissions occurring in the past and/or present, and regardless of whether known or unknown to me at this time, including those not specifically mentioned in this Release. Among the rights, claims, and causes of action which I give up under this Release are those arising in connection with my employment and the termination of my employment, including rights or claims under federal, state and local fair employment practice or discrimination laws (including the various Civil Rights Acts), the Age Discrimination in Employment Act, the Equal Pay Act, and any similar state laws of the State of Ohio, laws pertaining to breach of employment contract, wrongful termination or other wrongful treatment, and any other laws or rights relating to my employment with the Company and the termination of that employment. I acknowledge that I am aware of my rights under the Age Discrimination in Employment Act, and that I am knowingly and voluntarily waiving and releasing any claim of age discrimination which I may have under that statute as part of this Release. This agreement does not waive or release any rights, claims, or causes of action that may arise from acts or omissions occurring after the date I execute this Release, nor does this agreement waive or release any rights, claims or causes of action relating to (A) indemnification from the Company and its affiliates with respect to my activities on behalf of the Company and its affiliates prior to my termination of employment, (B) compensation or benefits to which I am entitled under any compensation or benefit plans of the Company or its affiliates or (C) amounts to which I am entitled pursuant to the Policy to which a form of this Release of Claims was attached as Exhibit B. Except as contemplated by the preceding sentence, I agree not to bring or join any lawsuit or file any claim against the Company in any court relating to my employment or the termination of my employment.

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